Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May 7, 2021

Expedia Group, Inc.
1111 Expedia Group Way W.
Seattle, WA 98119

Re: Expedia Group, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Expedia Group, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), initially filed by the Company and each of the Company’s subsidiaries listed in the Registration Statement (the “Subsidiary Guarantors”) with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), on May 7, 2021 relating to the proposed offer by the Company and the Subsidiary Guarantors to exchange (the “Exchange Offer”) an aggregate principal amount of up to (1) $500,000,000 of the Company’s outstanding 3.600% Senior Notes due 2023 (the “Old 2023 Notes”) and the related guarantees thereof (the “Old 2023 Guarantees”) for an equal principal amount of the Company’s registered 3.600% Senior Notes due 2023 (the “2023 Exchange Notes”) and the related guarantees thereof (the “2023 Exchange Guarantees”), (2) $750,000,000 of the Company’s outstanding 4.625% Senior Notes due 2027 (the “Old 2027 Notes”) and the related guarantees thereof (the “Old 2027 Guarantees”) for an equal principal amount of the Company’s registered 4.625% Senior Notes due 2027 (the “2027 Exchange Notes”) and the related guarantees thereof (the “2027 Exchange Guarantees”) and (3) $1,000,000,000 of the Company’s outstanding 2.950% Senior Notes due 2031 (the “Old 2031 Notes” and together with the Old 2023 Exchange Notes and the Old 2027 Exchange Notes, the “Old Notes”) and the related guarantees thereof (the “Old 2031 Guarantees” and together with the Old 2023 Guarantees and the Old 2027 Guarantees, the “Old Guarantees”) for an equal principal amount of the Company’s registered 2.950% Senior Notes due 2031 (the “2031 Exchange Notes” and together with the 2023 Exchange Notes and the 2027 Exchange Notes, the “Exchange Notes”) and the related guarantees thereof (the “2031 Exchange Guarantees” and together with the 2023 Exchange Guarantees and the 2027 Exchange Guarantees, the “Exchange Guarantees”).

The Old 2023 Notes and the Old 2023 Guarantees were issued, and the 2023 Exchange Notes and the 2023 Exchange Guarantees will be issued, under an Indenture dated July 14, 2020 (the “2023 Indenture”) among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee, the Old 2027 Notes and the Old 2027 Guarantees were issued, and the 2027 Exchange Notes and the 2027 Exchange Guarantees will be issued, under an Indenture dated July 14, 2020 (the “2027 Indenture”) among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee, and the Old 2031 Notes and the Old 2031 Guarantees were issued, and the 2031 Exchange Notes and the 2031 Exchange Guarantees will be issued, under an Indenture dated March 3, 2021 (the “2031 Indenture” and, together with the 2023 Indenture and the 2027 Indenture, the “Indentures”) among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee.

The Company and the Subsidiary Guarantors are proposing the Exchange Offer in accordance with the terms of a Registration Rights Agreement with respect to the Old 2023 Notes by and among the Company, the Subsidiary Guarantors and J.P. Morgan Securities LLC, as representative of the initial purchasers referenced therein, dated as of July 14, 2020 (the “2023 Registration Rights Agreement”), a Registration Rights Agreement with respect to the Old 2027 Notes by and among the Company, the Subsidiary Guarantors and J.P. Morgan Securities LLC, as representative of the initial purchasers referenced therein, dated as of July 14, 2020 (the “2027 Registration Rights Agreement”) and a Registration Rights Agreement with respect to the Old 2031 Notes by and among the Company, the Subsidiary Guarantors and J.P. Morgan Securities LLC, BofA Securities, Inc. and Goldman Sachs & Co. LLC, as representatives of the initial purchases referenced therein, dated as of March 3, 2021 (the “2031 Registration Rights Agreement” and together with the 2023 Registration Rights Agreement and the 2027 Registration Rights Agreement, the “Registration Rights Agreements”).

In rendering the opinions expressed in this letter, we have examined the Registration Statement, the Indentures, the forms of the Exchange Notes, and originals or copies certified or otherwise identified to our satisfaction of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter. The Exchange Notes, the Exchange Guarantees and the Indentures are referred to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to the opinions expressed below, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents and of the Company and the Subsidiary Guarantors. We have also assumed (i) the valid authorization, execution and delivery of the Transaction Documents by each party thereto other than HRN 99 Holdings, LLC, (ii) that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, (iii) that each such other party has the legal capacity, power and authority to perform its obligations thereunder and (iv) that each of the Transaction Documents constitutes the valid and binding obligation of each party thereto, enforceable against them in accordance with its terms (other than as expressly covered by our opinions below in respect of the Company and the Subsidiary Guarantors). We have also assumed that the execution, delivery and performance of the Transaction Documents by each party thereto have been duly authorized by all necessary action (corporate or otherwise) (other than with respect to HRN 99 Holdings, LLC) and do not (x) contravene its respective certificate or articles of incorporation, limited liability company agreement, bylaws or other organizational documents, (y) violate any law, rule or regulation applicable to it, or (z) result in any conflict with, or breach of any agreement or document binding on it. In addition, the enforceability of indemnification and contribution provisions may be limited by applicable law and public policy considerations, and we express no opinion as to the effects of either (i) Section 548 of Title 11 of the United States Code or (ii) Article 10 of the New York Debtor and Creditor Law, or similar laws relating to fraudulent transfers or fraudulent conveyances, on any obligation under the Exchange Guarantees of the Subsidiary Guarantors. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Subsidiary Guarantors, the Transaction Documents or the transactions governed by the Transaction Documents, in each case as in effect on the date hereof (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company, the Subsidiary Guarantors and the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by (i) the laws of the State of Nevada or the laws of the State of Colorado, we have relied upon the opinion dated on or about the date hereof of Brownstein Hyatt Farber Schreck, LLP, special counsel to the Subsidiary Guarantors incorporated or organized in the State of Nevada or the State of Colorado; (ii) the laws of the State of Texas or the laws of the State of Washington, we have relied upon the opinion dated on or about the date hereof of Perkins Coie LLP, special counsel to the Subsidiary Guarantors incorporated or organized in the State of Texas or the State of Washington; (iii) the laws of the State of Delaware, we have relied upon the opinion dated on or about the date hereof of Morris, Nichols, Arsht & Tunnell LLP, special counsel to Subsidiary Guarantors incorporated or organized in the State of Delaware; and (iv) the laws of the State of Tennessee, we have relied upon the opinion dated on or about the date hereof of Stites & Harbison, PLLC, special counsel to the Subsidiary Guarantor incorporated in the State of Tennessee, in each case of clauses (i) through (iv), which are opinions being filed as exhibits to the Registration Statement.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (iii) the Exchange Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indentures, against receipt of the Old Notes surrendered in exchange therefor, (iv) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of “blue sky” laws have been complied with,

a)	the Exchange Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or remedies generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

b)	the Exchange Guarantees proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of each Subsidiary Guarantor, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or remedies generally and by general equitable principles (whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the following qualifications and comments:

a)	Any provisions of the Transaction Documents that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any party to the Transaction Documents, may be subject to a requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

b)	We express no opinion as to (i) whether a federal or state court outside New York would give effect to any choice of law provided for in the Transaction Documents, (ii) any provisions of the Transaction Documents that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Transaction Documents or the transactions contemplated thereby, (iii) any waiver of inconvenient forum set forth in the Transaction Documents or (iv) any waiver of jury trial found in the Transaction Documents.

We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this letter.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz